Exhibit 5.1

[Letterhead of Burke, Warren, MacKay & Serritella, P.C.]

January 27, 2004

NeoPharm, Inc.
150 Field Drive, Suite 195
Lake Forest, IL 60045

Ladies and Gentlemen:

We have acted as counsel to NeoPharm, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (333-109340) (the “Registration Statement”) filed by the Company under the securities Act of 1933, as amended (the “Securities Act”), and declared effective December 17, 2003.

The Company has provided us with a prospectus and the prospectus supplement (collectively the “Prospectus”), which forms part of the Registration Statement and pursuant to which the company will sell 4,312,500 shares of its common stock par value $0.0002145, including an over-allotment option to the underwriters named in the Prospectus of 562,500 shares of common stock (collectively the “Shares”).

In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares to be sold pursuant to the Registration Statement and the Prospectus have been duly authorized and validly issued, and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which forms part of the Registration Statement.

Very truly yours,

/s/	Burke, Warren, MacKay & Serritella, P.C.

Burke, Warren, MacKay & Serritella, P.C.